                                                                      EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
PLATINUM technology, inc.:

     We consent to incorporation by reference in the registration statements (Nos. 33-41248, 33-85798, 33-96762, 333-00454, 333-03284 and 333-20897) on Form
S-8 of PLATINUM technology, inc. of our reports dated February 9, 1998 (except for Note 18, which is as of March 14, 1998), relating to the consolidated balance sheets of PLATINUM technology, inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and related consolidated financial statement schedule, which reports appear in the December 31, 1997 annual report on Form 10-K of PLATINUM technology, inc.


                             /s/ KPMG Peat Marwick LLP

Chicago, Illinois
March 16, 1998